INVESTMENT SUB-ADVISORY AGREEMENT

This AGREEMENT is made as of the 14th day of March, 2022, by and between Cromwell Investment Advisors, LLC, a Maryland limited liability company (the “Adviser”), Marketfield Asset Management LLC, a Delaware limited liability company (the “Sub-Adviser”), and Total Fund Solution, a Delaware statutory trust (the “Trust”) on behalf of the series of the Trust indicated on Schedule A.

WHEREAS, the Adviser and the Sub-Adviser are each registered with the U.S. Securities and Exchange Commission (the “SEC”) as investment advisers under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engage in the business of providing investment management services; and
WHEREAS, the Trust is registered with the SEC as an open-end investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), currently consisting of one or more series of shares, each having its own investment objectives and policies, and which is authorized to create additional series in the future; and

WHEREAS, the Adviser has been retained by the Trust to act as investment adviser to certain series within the Trust including those listed on Schedule A (each, a “Fund”) pursuant to an Investment Advisory Agreement (the “Advisory Agreement”) dated March 7, 2022, between the Adviser and the Trust; and

WHEREAS, the Advisory Agreement permits the Adviser, subject to the supervision and direction of the Trust’s Board of Trustees (“Board”), to delegate certain of its duties under the Advisory Agreement to other investment advisers, subject to the requirements of the 1940 Act; and

WHEREAS, the Adviser desires to retain the Sub-Adviser to provide investment advisory services for that portion of a Fund’s assets designated by the Adviser on or after the date of this Agreement (“Allocated Assets”) and the Sub-Adviser is willing to render such services, subject to supervision and direction of the Board and the terms and conditions set forth in this Agreement;

NOW, THEREFORE, the parties hereby agree as follows:

1.APPOINTMENT OF SUB-ADVISER

The Adviser hereby appoints, and the Sub-Adviser hereby accepts the appointment, to act as sub-adviser to each Fund, subject to the supervision and direction of the Board, on the terms herein set forth and for the compensation herein provided. In connection with this appointment:

(a)    Delivery of Trust Documentation. The Adviser shall deliver to the Sub-Adviser copies of: (i) the Trust’s current Agreement and Declaration of Trust and By-laws, as may be amended from time to time (collectively, “Organic Documents”); (ii) each Fund’s current prospectus and statement of additional information as may be amended from time to time (collectively, as currently in effect (“Prospectuses”); and (iii) all current Trust policies and procedures relevant to a Fund as may be amended from time to time (collectively, “Trust Procedures”);

(b)    Independent Contractor. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or be deemed an agent of the Fund;

(c)    The Sub-Adviser’s Representations. The Sub-Adviser represents, warrants and agrees that:

i.It has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement;

ii.It is registered as an investment adviser under the Advisers Act and will continue to be so registered during the term of this Agreement;

iii.It has adopted and implemented a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act (the “Code of Ethics”) and, if it has not already done so, will provide the Adviser and the Trust with a copy of such Code of Ethics and any amendments thereto;

iv.It has adopted and implemented written policies and procedures, as required by Rule 206(4)-7 under the Advisers Act, which are reasonably designed to prevent violations of federal securities laws by the Sub-Adviser, its employees, officers, and agents (“Compliance Procedures”) and, if it has not already done so, will provide the Adviser and the Trust with a copy of the Compliance Procedures and any amendments thereto;

v.It has delivered to the Adviser copies of its Form ADV as most recently filed with the SEC and will provide the Adviser and the Trust with a copy of any future filings of Form ADV or any amendments thereto;

vi.It is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement and will promptly notify the Adviser and the Trust of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser to a Fund pursuant to Section 9(a) of the 1940 Act or other applicable law, rule or regulation;

vii.It has met, and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any self-regulatory agency, necessary to be met by the Sub-Adviser in order to perform its services contemplated by this Agreement; and

viii.This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of Sub-Adviser, enforceable against the Sub-Adviser in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

(d)    The Adviser’s Representations. The Adviser represents, warrants and agrees that:

i.It has all requisite power and authority to delegate discretionary authority over Allocated Assets of a Fund to the Sub-Adviser and to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement;

ii.This Agreement has been duly authorized by appropriate action of the Trust and its shareholders to the extent required under the 1940 Act;

iii.This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of Adviser, enforceable against the Adviser in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

iv.It has received a copy the Sub-Adviser’s Form ADV as is currently in effect as of the date of this Agreement.

(e)    Plenary authority of the Board of Trustees. The Sub-Adviser and Adviser both acknowledge that each Fund is a registered investment company that operates as a series of the Trust under the supervision and direction of the Board.

2.PROVISION OF INVESTMENT SUB-ADVISORY SERVICES

The Sub-Adviser will provide for each Fund a continuing and suitable investment program consistent with the investment policies, objectives and restrictions of the Fund, as established by the Fund and the Adviser and set forth in the Prospectuses, other written guidelines or restrictions, as may be amended from time to time, agreed upon in writing by the Adviser and Sub-Adviser which guidelines and restrictions shall not be inconsistent with the Prospectuses, as may be amended from time to time (“Written Guidelines”) and the Trust Procedures.

a.The Sub-Adviser shall assume all investment duties and have full discretionary power and authority with respect to investment of the Allocated Assets of each Fund. Without limiting the generality of the foregoing, the Sub-Adviser shall, with respect to the Allocated Assets of each Fund: (i) obtain and evaluate such information and advice relating to the economy, securities markets and securities as it deems necessary or useful to discharge its duties hereunder; (ii) continuously invest the assets in a manner consistent with the Prospectuses, Written Guidelines, and Procedures, as may be amended from time to time and provided to the Sub-Adviser consistent with Section 1(a) of this Agreement; (iii) determine the securities to be purchased, sold or otherwise disposed of and the timing of such purchases, sales and dispositions; (iv) vote all proxies for securities and exercise all other voting rights with respect to such securities in accordance with the Sub-Adviser’s written proxy voting policies and procedures; (v) promptly issue settlement instructions to custodians designated by the Adviser or the Trust; (vi) evaluate the credit worthiness of securities dealers, banks and other entities with which the Fund may engage in repurchase agreements and monitor the status of such agreements; and (vii) take such further action, including the placing of purchase and sale orders and the selection of broker-dealers to execute such orders on behalf of the Fund, as the Sub-Adviser shall deem necessary or appropriate, in its sole discretion, to carry out its duties under this Agreement.

b.The Sub-Adviser shall also furnish to or place at the disposal of the Adviser and/or the Trust such information, evaluations, analyses and opinions formulated or obtained by the Sub-Adviser in the discharge of its duties, as the Adviser and/or Trust may, from time to time, reasonably request.

c.The Sub-Adviser agrees, that in performing its duties hereunder, it will comply with (i) the 1940 Act, the Advisers Act, the Commodity Exchange Act and all rules and regulations promulgated thereunder; (ii) all other applicable federal and state laws and regulations, and (iii) the provisions of the Organic Documents.

d.The Sub-Adviser shall keep accurate and detailed records concerning its services under this Agreement and all such records shall be open to inspection at all reasonable times by the Trust, the Adviser and any appropriate regulatory authorities. The Sub-Adviser shall provide to the Adviser copies of any and all documentation relating to each Fund’s transactions upon reasonable request. The Sub-Adviser agrees that all records which it maintains for each Fund are the property of the Fund and it further agrees to surrender promptly to the Fund copies of any such records upon the Fund’s request.

e.At the request of the Adviser from time to time, the Sub-Adviser shall provide pricing and valuation information with respect to particular securities it has purchased for each Fund if the Adviser has determined that such pricing and valuation information is not otherwise reasonably available to it through standard pricing services. In the event that the Sub-Adviser believes a valuation provided by a pricing service for a security it has purchased for the Portfolio is materially inaccurate, Sub-Adviser agrees to promptly notify the Adviser and/or the Fund. Sub-Adviser acknowledges that the Adviser, Sub-Adviser, each Fund, and its custodian or fund accountant may use different pricing vendors, which may result in valuation discrepancies and in the event of such discrepancies, the valuation used by each Fund to calculate its net asset value shall be controlling.

f.From time to time at the request of the Adviser, the Sub-Adviser will, at its own expense, (i) meet, either in person or via teleconference, with the Adviser and with such other persons as the Adviser may designate, including the Board, on reasonable notice and at reasonable times and locations, to discuss general economic conditions, performance, investment strategy and other matters relating to each Fund; and/or (ii) provide written materials to the Adviser and such other persons as the Adviser may designate, including the Board, on reasonable notice, discussing general economic conditions, performance, investment strategy and other matters relating to each Fund.

g.The Adviser and the Sub-Adviser agree that only the Sub-Adviser will exercise “investment discretion” over Allocated Assets within the meaning of Section 13(f) of the Securities Exchange Act of 1934 (the “1934 Act”), and the Sub-Adviser shall be responsible for filing any required reports on its behalf with the SEC pursuant to Section 13(f) and the rules and regulations thereunder.

h.To the extent reasonably requested by the Trust, the Sub-Adviser will use its best efforts to assist the Trust in connection with the Trust’s compliance with the federal securities laws, as such term is defined in Rule 38a-1 under the 1940 Act, (“Federal Securities Laws”), including, without limitation, providing the Chief Compliance Officer of the Trust with: (i) Compliance Procedures, as may be amended from time to time (including prompt notice of any material changes thereto);

(ii) a summary of such policies and procedures in connection with the annual review thereof by the Trust; (iii) upon request, a certificate of the chief compliance officer of the Sub-Adviser to the effect that the policies and procedures of the Sub-Adviser are reasonably designed to prevent violation of the Federal Securities Laws; (iv) direct access to the Sub-Adviser’s chief compliance officer, as reasonably requested by the Chief Compliance Officer of the Trust; (v) a completed quarterly informational questionnaire regarding the Sub-Adviser’s compliance program; and (vi) quarterly certifications indicating whether there were Material Compliance Matters (as that term is defined by Rule 38a-1) that arose under the compliance policies and procedures of the Trust, the Adviser and/or the Sub-Adviser in such detail as may be reasonably requested by the Chief Compliance Officer of the Trust.

i.Except as permitted by the Trust Procedures, the Sub-Adviser will not disclose but shall treat confidentially all information in respect of the investments of each Fund, including, without limitation, the identification and market value or other pricing information of any and all portfolio securities or other financial instruments held by each Fund, and any and all trades of portfolio securities or other transactions effected for the Fund (including past, pending and proposed trades).

j.The Adviser or its agent will provide timely information to the Sub-Adviser regarding such matters as inflows to and outflows from each Fund and the cash requirements of, and cash available for investment in each Fund. The Adviser or each Fund’s custodian (the “Custodian”) will timely provide the Sub-Adviser with copies of monthly accounting statements for each Fund, and such other information as may be reasonably necessary or appropriate in order for the Sub-Adviser to perform its responsibilities hereunder.

k.The Adviser will be responsible for all class actions and lawsuits involving the securities held, or formerly held, in the Allocated Assets of each Fund. The Sub-Adviser is not required to take any action or to render investment-related advice with respect to lawsuits involving any Fund, including those involving securities presently or formerly held in the Allocated Assets of a Fund, or the issuers thereof, including actions involving bankruptcy. In the case of notices of class action suits received by the Sub-Adviser involving issuers presently or formerly held in the Allocated Assets of a Fund, the Sub-Adviser shall promptly forward such notices to the Adviser and, with the consent of the Adviser, may provide information about any Fund to third parties for purposes of participating in any settlements relating to such class actions.

l.For the purpose of complying with Rule 10f-3(a)(5), Rule 12d3-1(c)(3)(ii), Rule 17a-10(a)(2) and Rule 17e-1(d)(2) under the 1940 Act, the Sub-Adviser hereby agrees that with respect to transactions in securities or other assets for a Fund: (i) it will not consult with any other sub-adviser to the Fund or any sub-adviser to a separate series of the Trust for which the Adviser serves as investment adviser; and (ii) its responsibility in providing investment advisory services to the Fund shall be limited solely to the Allocated Assets. Adviser will furnish to Sub-Adviser a current list of all such sub-advisers and principal underwriters and affiliated persons thereof, as well as affiliated persons of the Fund, and shall notify Sub-Adviser promptly of any changes to such list.

3.BROKERAGE

As delegated by the Adviser with respect to the Allocated Assets of each Fund, the Sub-Adviser is responsible for decisions to buy and sell securities for each Fund, for broker-dealer selection, and for negotiation of brokerage commission rates, provided that neither the Adviser or Sub-Adviser shall direct an order to an affiliated person of the Adviser or Sub-Adviser without general prior authorization to use such affiliated broker or dealer from the Trust’s Chief Compliance Officer. The Sub-Adviser’s primary consideration in effecting a securities transaction will be execution at the most favorable price. In selecting a broker-dealer to execute each particular transaction, the Sub-Adviser may take the following, among other things, into consideration: the best net price available; the reliability, integrity and financial condition of the broker-dealer; the size of and the difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the investment performance of the Fund on a continuing basis. The execution price of a transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified by other aspects of the portfolio execution services offered.

Subject to such policies as the Board may determine and consistent with Section 28(e) of the 1934 Act, the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused a Fund to pay a broker or dealer that provides (directly or indirectly) brokerage or research services to the Sub-Adviser an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Sub-Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Sub-Adviser’s overall responsibilities with respect to the Fund. Subject to the same policies and legal provisions, the Sub-Adviser is further authorized to allocate the orders placed by it on behalf of a Fund to such brokers or dealers who also provide research or statistical material, or other services to the Trust, the Adviser, the Sub-Adviser or any affiliated person thereof. Such allocation shall be in such amounts and proportions as the Sub-Adviser shall determine, and the Sub-Adviser shall report on such allocations regularly to the Adviser who shall report to the Trust, indicating the broker-dealers to whom such allocations have been made and the basis therefor.

On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of a Fund as well as of other clients, the Sub-Adviser, to the extent permitted by applicable laws and regulations, may aggregate the securities to be so purchased or sold in order to obtain the most favorable price or lower brokerage commissions and the most efficient execution. In such event, the allocation of the securities so purchased or sold, as well as the expense incurred in the transaction, will be made by the Sub-Adviser, over time, in the manner it considers to be the most equitable and consistent with its fiduciary obligations to a Fund and to such other clients.

The Adviser authorizes and empowers the Sub-Adviser to open and maintain trading accounts in the name of a Fund and to execute for the Fund as its agent and attorney-in-fact standard institutional customer agreements with such broker or brokers as the Sub-Adviser shall select as provided herein. The Sub-Adviser shall cause all securities and other property purchased or sold for a Fund to be settled at the place of business of the Custodian or as the Custodian shall direct. All securities and other property of a Fund shall remain in the direct or indirect custody of the Custodian.

The Sub-Adviser further shall have the authority to instruct the Custodian to pay cash for securities and other property delivered to the Custodian for a Fund and deliver securities and other property against payment for the Fund. The Sub-Adviser shall not have authority to cause the Custodian to deliver securities and other property or pay cash to the Sub-Adviser except as expressly provided herein.

4.ALLOCATION OF EXPENSES

a.Each party to this Agreement shall bear the costs and expenses of performing its obligations hereunder. In this regard, the Sub-Adviser specifically agrees that a Fund shall assume the expense of:

i.Brokerage commissions for transactions in the Fund and similar fees and charges for the acquisition, disposition, lending or borrowing of Fund investments;

ii.Custodian fees and expenses;

iii.All taxes, including issuance and transfer taxes, and reserves for taxes payable by the Fund to federal, state or other government agencies; and

iv.Interest payable on any Fund borrowings.

b.The Sub-Adviser specifically agrees that with respect to the Allocated Assets of a Fund, the Sub-Adviser shall be responsible for (i) providing the personnel, office space and equipment reasonably necessary to provide its sub-advisory services to the Fund hereunder, (ii) the costs of any special Board meetings initiated by the Sub-Adviser, and (iii) the costs of any shareholder meetings convened as a result of a change in control of the Sub-Adviser, or for the primary benefit of the Sub-Adviser. If the Adviser has agreed to limit the operating expenses of a Fund, the Adviser shall also be solely responsible on a monthly basis for any operating expenses that exceed the agreed upon expense limit. Nothing in this Agreement shall alter the allocation of expenses and costs agreed upon between a Fund and the Adviser in the Advisory Agreement or any other agreement to which they are parties.

c.Nothing in this Agreement shall alter the allocation of expenses and costs agreed to between a Fund and the Adviser in the Advisory Agreement or any other agreement to which they are parties.

5.    SUB-ADVISORY FEES

The compensation of the Sub-Adviser for its services under this Agreement shall be calculated and paid by the Adviser in accordance with the attached Schedule A. The Adviser is solely responsible for the payment of fees to the Sub-Adviser, and the Sub-Adviser agrees to seek payment of its fees solely from the Adviser and not from the Trust or the Fund.

6.    LIABILITY; STANDARD OF CARE

The Sub-Adviser shall act at all times in the best interests of each Fund and shall discharge its duties with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of a similar enterprise. The Sub-Adviser shall not be liable to the Adviser, the Trust, a Fund, or a Fund’s shareholders for any action or inaction of the Sub-Adviser relating to any event whatsoever in the absence of bad faith, willful misfeasance or negligence in the performance of or the reckless disregard of the Sub-Adviser’s duties or obligations under this Agreement.
In no event shall the Sub-Adviser be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, labor difficulties (other than those related to the Sub-Adviser’s employees), fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.
The Sub-Adviser, its affiliated persons, agents and employees, shall not be liable to the Adviser, the Trust or a Fund for failure to act or any action taken in good faith reliance upon:
(a) The Fund’s or the Adviser’s directions to the Sub-Adviser or Custodian, or brokers, dealers or others with respect to the making, retention or sale of any investment or reinvestment hereunder; or

(b) Acts or omissions of the Adviser, the Custodian or a Fund, their respective affiliated persons, agents or employees.

No party to this Agreement shall be liable to another party for consequential damages under any provision of this Agreement.

The Sub-Adviser shall not be deemed by virtue of this Agreement to have made any representation or warranty that any level of investment performance or level of investment results will be achieved.

Except as otherwise provided in this Agreement, each party to this Agreement (as an “Indemnifying Party”) shall indemnify and hold harmless the other parties and the shareholders, directors, officers, and employees of the other parties (any such person, an “Indemnified Party”) against any loss, liability, claim, damage, or expense (including the reasonable cost of investigating and defending any alleged loss, liability, claim, damage, or expense and reasonable counsel fees incurred in connection therewith) arising out of the Indemnifying Party’s performance or non-performance of any duties under this Agreement, provided, however, that indemnification shall not be paid hereunder with respect to any matter to the extent to which the loss, liability, claim, damage, or expense was caused by the Indemnified Party’s willful misfeasance, bad faith, or negligence in the performance of duties hereunder or reckless disregard of obligations and duties under this Agreement.

If indemnification is to be sought hereunder, then the Indemnified Party shall promptly notify the Indemnifying Party of the assertion of any claim or the commencement of any action or proceeding in respect thereof and will keep the Indemnifying Party advised with respect to all developments concerning such claim, action or proceeding; provided, however, that the failure to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may otherwise have to the Indemnified Party provided such failure shall not affect in a material adverse manner the position of the Indemnifying Party or the Indemnified Party with respect to such claim. Following such notification, the Indemnifying Party may elect in writing to assume the defense of such action or proceeding and, upon such election, it shall not be liable for any legal costs incurred by the Indemnified Party (other than reasonable costs of investigation previously incurred) in connection therewith, unless (i) the Indemnifying Party has failed to provide counsel reasonably satisfactory to the Indemnified Party in a timely manner or (ii) counsel which has been provided by the Indemnifying Party reasonably determines that its representation of the

Indemnified Party would present it with a conflict of interest. Notwithstanding the foregoing, the Indemnified Party shall be entitled to employ separate counsel at its own expense and, in such event, the Indemnified Party may participate in such defense as it deems necessary. The Indemnified Party shall in no case confess any claim or make any compromise in any case in which the Indemnifying Party may be required to indemnify it except with the Indemnifying Party’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed; notwithstanding this Section 6 hereof, in the event the Indemnified Party has not secured such consent, the Indemnifying Party will have no obligation to indemnify the Indemnified Party. Upon request and at the Indemnifying Party’s expense, the Indemnified Party shall provide reasonable assistance to the Indemnifying Party so that the Indemnifying Party can defend against such claim, action or proceeding.

The provisions of the prior two paragraphs of this Section 6 shall not apply in any action where the Indemnified Party is the party adverse, or one of the parties adverse, to the other party.

7.    TERM AND TERMINATION OF THIS AGREEMENT; NO ASSIGNMENT

a.This Agreement shall become effective with respect to a Fund at the time the Fund commences operations pursuant to an effective Registration Statement, or amendment thereto, under the Securities Act of 1933, as amended, after approval by a majority of the Trust’s Trustees who are not interested persons (as defined in the 1940 Act) and, if required, by applicable law, by a vote of a majority of the outstanding voting securities of a Fund. The Agreement shall, unless terminated as hereinafter provided, continue in effect for a period of two years from the date of effectiveness with respect to a Fund. This Agreement shall continue in effect thereafter for additional periods not exceeding one year so long as such continuation is approved for a Fund at least annually by (i) the Board or by the vote of a majority of the outstanding voting securities of the Fund and (ii) the vote of a majority of the Trustees of the Trust who are not parties to this Agreement nor interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval. The terms “majority of the outstanding voting securities” and “interested persons” shall have the meanings as set forth in the 1940 Act.

b.This Agreement may be terminated by the Trust on behalf of the Fund at any time without payment of any penalty, by the Board, by the Adviser, or by vote of a majority of the outstanding voting securities of a Fund without the payment of any penalties, upon sixty (60) days’ written notice to the Sub-Adviser, and by the Sub-Adviser upon sixty (60) days’ written notice to the Fund and the Adviser. In the event of a termination, the Sub-Adviser shall cooperate in the orderly transfer of a Fund’s affairs and, at the request of the Board or the Adviser, transfer any and all books and records of the Fund maintained by the Sub-Adviser on behalf of the Fund.

c.This Agreement shall terminate automatically in the event (i) of any transfer or assignment thereof, as defined in the 1940 Act, and (ii) the Advisory Agreement is terminated.

8.    SERVICES NOT EXCLUSIVE

The services provided by the Sub-Adviser pursuant to this Agreement are not exclusive and the Sub-Adviser shall be free to render similar services to other clients so long as its services hereunder are not impaired thereby. Notwithstanding the foregoing sentence, the Sub-Adviser will not enter into any agreement (other than an agreement already in place as of the date of this Agreement) pursuant to which the Sub-Adviser would provide investment advisory or sub-advisory services using the same or similar investment strategies to those used for the Fund(s) to any investment company registered under the 1940

Act without prior written consent from Cromwell, which will not be unreasonably withheld or delayed. It is specifically understood that directors, officers and employees of the Sub-Adviser and of its subsidiaries and affiliated persons may continue to engage in providing portfolio management services and advice to other investment advisory clients. The Adviser agrees that Sub-Adviser may give advice and take action in the performance of its duties with respect to any of its other clients which may differ from advice given or the timing or nature of action taken with respect to a Fund. Nothing in this Agreement shall be deemed to require Sub-Adviser, its principals, affiliated persons, agents or employees to purchase or sell for any Fund any security which it or they may purchase or sell for its or their own account or for the account of any other client.

9.    NO SHORTING; NO BORROWING

The Sub-Adviser agrees that neither it nor any of its officers or employees shall take any short position in the shares of the Fund. This prohibition shall not prevent the purchase of such shares by any of the officers or employees of the Sub-Adviser or any trust, pension, profit-sharing or other benefit plan for such persons or affiliated persons thereof, at a price not less than the net asset value thereof at the time of purchase, as allowed pursuant to rules promulgated under the 1940 Act. The Sub-Adviser agrees that neither it nor any of its officers or employees shall borrow from a Fund or pledge or use the Fund’s assets in connection with any borrowing not directly for the Fund’s benefit.

10.    AMENDMENT

No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by all parties and approved by the Trust in the manner set forth in Section 7(a).

11.    CONFIDENTIALITY

Subject to the duty of the Adviser or Sub-Adviser to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the parties hereto shall treat as confidential all non-public information pertaining to a Fund and the actions of the Sub-Adviser and the Fund in respect thereof. It is understood that any information or recommendation supplied by the Sub-Adviser in connection with the performance of its obligations hereunder is to be regarded as confidential and for use only by the Adviser, a Fund or such persons as the Adviser, with the consent of the applicable Fund, may designate in connection with the Fund. It is also understood that any information supplied to the Sub-Adviser in connection with the performance of its obligations hereunder, particularly, but not limited to, any list of investments which, on a temporary basis, may not be bought or sold for a Fund, is to be regarded as confidential and for use only by the Sub-Adviser in connection with its obligation to provide investment advice and other services to the Fund. The parties acknowledge and agree that all nonpublic personal information with regard to shareholders in a Fund shall be deemed proprietary information of the Trust, and that the Sub-Adviser shall use that information solely in the performance of its duties and obligations under this Agreement and shall take reasonable steps to safeguard the confidentiality of that information. Further, the Sub-Adviser shall maintain and enforce adequate security procedures with respect to all materials, records, documents and data relating to any of its responsibilities pursuant to this Agreement including all means for the effecting of investment transactions.

12.    USE OF SUB-ADVISOR’S NAME; NAME OF A FUND OR THE TRUST

Sub-Adviser hereby grants to each Fund a non-exclusive, royalty-free, worldwide license to use the Sub-Adviser’s name and logo in any and all promotional materials, prospectuses and registration statements during the term of this Agreement. The Sub-Adviser shall not use the name of the Trust or any Fund for other than internal use in a manner not approved by the Trust, as applicable, prior thereto in writing, which approval shall not be unreasonably held or delayed; provided however, that the approval of the Trust, as applicable, shall not be required for the use of the name of the Trust or Fund which: (a) merely refers in accurate or factual terms to the Trust or a Fund in connection with the Sub-Adviser’s role with respect to the Trust or a Fund or (b) is required by any appropriate regulatory, governmental or judicial authority.

13.    ANTI-MONEY LAUNDERING COMPLIANCE

The Sub-Adviser acknowledges that, in compliance with the Bank Secrecy Act, as amended, the USA PATRIOT Act, and any implementing regulations thereunder (together, “AML Laws”), the Trust has adopted an Anti-Money Laundering Policy. The Sub-Adviser agrees to cooperate with the Trust’s Anti-Money Laundering Policy and the AML Laws by providing the Trust and/or each Fund’s administrator such reports, certifications and contractual assurances as may be reasonably requested upon reasonable notice by the Trust in order for the Trust and each Fund’s administrator to fulfill its obligations under the AML Laws. The Trust may disclose information regarding the Sub-Adviser to governmental and/or regulatory or self-regulatory authorities to the extent required by applicable law or regulation and may file reports with such authorities as may be required by applicable law or regulation.

14.    CERTIFICATIONS; DISCLOSURE CONTROLS AND PROCEDURES

The Sub-Adviser acknowledges that, in compliance with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the implementing regulations promulgated thereunder, the Trust and each Fund are required to make certain certifications and have adopted disclosure controls and procedures. To the extent reasonably requested by the Trust, the Sub-Adviser agrees to use its best efforts to assist the Trust and each Fund in complying with the Sarbanes-Oxley Act and implementing the Trust’s disclosure controls and procedures.

15. NOTIFICATION

The Sub-Adviser agrees that it will provide prompt notice to the Trust about material changes in the employment status of key investment management personnel involved in the management of a Fund, material changes in the investment process used to manage the Fund and any changes in senior management, operations or ownership of the Sub-Adviser.

16. NOTICES

Notices and other communications required or permitted under this Agreement shall be in writing, shall be deemed to be effectively delivered when actually received, and may be delivered by U.S. mail (first class, postage prepaid), by facsimile transmission, by hand or by commercial overnight delivery service, addressed as follows:

ADVISER	Cromwell Investment Advisors, LLC 810 Gleneagles Court, Suite 106 Baltimore, Maryland 21286-2231 Attn: President

SUB-ADVISER	Marketfield Asset Management LLC 369 Lexington Avenue, 3rd Floor New York, New York 10017 Attn: CEO

FUND/TRUST	Total Fund Solution on behalf of the Cromwell Marketfield L/S Fund 777 East Wisconsin Avenue, 10th Floor Milwaukee, WI 53202 Attn: Secretary

17.    GOVERNING LAW

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act and the Advisers Act and any rules and regulations promulgated thereunder.

18.    ASSIGNMENT

This Agreement may not be assigned by any party, either in whole or in part, without the prior written consent of each other party.

19.    MISCELLANEOUS

a.This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

b.This Agreement may be executed by the parties hereto on a number of counterparts taken together shall be deemed to constitute one and the same instrument.

c.If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term, or provision held to be illegal or invalid.

d.The term “affiliated person” shall have the meaning ascribed thereto by the 1940 Act.

e.Sections 2(d), 2(h), 2(i), 2(k) 6, 11, 13, 14, 17 and 19 shall survive termination of this Agreement.

f.The parties agree that the Trust and each Fund are third party beneficiaries of this Agreement as to the covenants, obligations, representations and warranties undertaken by the Sub-Adviser pursuant to this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first set forth above.

MARKETFIELD ASSET MANAGEMENT LLC		CROMWELL INVESTMENT ADVISORS, LLC

By:	/s/ Michael D. Shaoul	By:	/s/ Brian C. Nelson
Name:	Michael D. Shaoul	Name:	Brian C. Nelson
Title:	CEO	Title:	President

TOTAL FUND SOLUTION on behalf of the series listed on Schedule A

By:	/s/ Michael J. Weckwerth
Name:	Michael J. Weckwerth
Title:	President and Principal Executive Officer

SCHEDULE A

FUNDS AND FEES

Series of Total Fund Solution	Annual Fee
Cromwell Marketfield L/S Fund
The Adviser will pay the Sub-Adviser a fee equal to 50% of the net management fee on incremental assets, and on total assets under management as follows:
◦50% net management fee on assets up to $500 million;
◦55% net management fee on assets between $500 million and $1 billion
◦60% net management fee on assets between $1 billion and $2 billion
◦70% net management fee on assets over $2 billion

In addition, the Adviser will pay the Sub-Adviser a Sub-Advisory fee equal to 100% of the identifiable assets to the beneficial owner level of legacy relationships as they enter the Trust and for as long as they remain in the Trust. For assets that enter the Trust that are not identified to the beneficial owner level (primarily Adviser channel), the Adviser will pay as follows:

◦Year 1 - 100% net management fee
◦Year 2 - 75% net management fee
◦Year 3 - 50% net management fee
◦Year 4 - 25% net management fee
◦Year 5 - 0% net management fee

Should the fee in the above schedule be less than the 50% ongoing Sub-Advisory fee, then the Adviser will pay the Sub-Adviser an additional fee to equal the 50% net fee threshold.